Exhibit 99.2

Paratek Announces Termination of Tax Benefit Preservation Plan

BOSTON – July 24, 2015– Paratek Pharmaceuticals, Inc. (NASDAQ: PRTK), a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon tetracycline chemistry, today announced that its tax benefit preservation plan has been amended to accelerate the expiration date to July 22, 2015, effectively terminating the plan as of that date. Stockholders are not required to take any action as a result of this expiration.

In connection with the expiration of the plan, Paratek will be taking routine actions to deregister the related preferred share purchase rights under the Securities Exchange Act of 1934, and to delist the preferred share purchase rights from NASDAQ. These actions are administrative in nature and will have no effect on the Paratek’s common stock, which continues to be listed on NASDAQ.

About Paratek

Paratek Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry. Paratek’s lead product candidate, omadacycline, is an aminomethylcycline, derived from tetracyclines. Paratek has initiated a Phase 3 registration trial in ABSSSI to determine the efficacy and safety of omadacycline compared to linezolid. A second Phase 3 registration trial in CABP with omadacycline is planned to be initiated before the end of 2015.

Omadacycline is a new once-daily oral and intravenous, broad-spectrum antibiotic being developed for use as empiric monotherapy for patients suffering from serious community-acquired bacterial infections, such as acute bacterial skin and skin structure infections (ABSSSI), community acquired bacterial pneumonia (CABP), urinary tract infections (UTI), and other community-acquired bacterial infections, particularly when antibiotic resistance is of concern to prescribing physicians.

Paratek’s second product candidate, sarecycline, also known as WC 3035, is a new once-daily oral tetracycline-derived compound, designed to provide both a narrow-spectrum of antibiotic activity and favorable tolerability profile, for the treatment of acne and rosacea in the community setting. Paratek has licensed rights to sarecycline for the treatment of acne in the United States to a subsidiary of Allergan, formerly Warner Chilcott, while retaining rights in the rest of the world. Allergan is responsible for the clinical development of sarecycline for the treatment of acne in the United States. A Phase 3 program was initiated by Allergan in December 2014 for sarecycline for the treatment of moderate to severe inflammatory acne.

For more information, visit www.paratekpharm.com.